Exhibit No. 28(j)(1)

CONSENT OF COUNSEL

We hereby consent to: (i) the use of our name and the references to our Firm in the Prospectus and Statement of Additional Information that are a part of Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of the New Century Portfolios, and (ii)  the use and incorporation by reference in said Post-Effective Amendment No. 41 of our firm’s opinion and consent of counsel which was filed as Exhibit EX-99.i. to Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of the New Century Portfolios.

GREENBERG TRAURIG, LLP

By:	/s/ Steven M. Felsenstein
Steven M. Felsenstein, a Shareholder

Philadelphia, Pennsylvania
February 23, 2016